(C) Record of changes in Return

VANGUARD TOTAL STOCK MARKET INDEX FUND - INVESTOR SHARES

	Annual Return
Fiscal Year	(%)
The 12nd Fiscal Year (1/1/03-12/31/03)	31.13
The 13rd Fiscal Year (1/1/04-12/31/04)	12.41
The 14th Fiscal Year (1/1/05-12/31/05)	5.92
The 15th Fiscal Year (1/1/06-12/31/06)	15.51
The 16th Fiscal Year (1/1/07-12/31/07)	5.49
The 17th Fiscal Year (1/1/08-12/31/08)	-36.69
The 18th Fiscal Year (1/1/09-12/31/09)	28.28
The 19th Fiscal Year (1/1/10-12/31/10)	16.90
The 20th Fiscal Year (1/1/11-12/31/11)	0.93
The 21st Fiscal Year (1/1/12-12/31/12)	16.25	16.20325983